Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

John Bluth

Executive Director, Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

Joele Frank/Jeremy Jacobs

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

CV THERAPEUTICS’ BOARD OF DIRECTORS REJECTS ASTELLAS UNSOLICITED PROPOSAL

PALO ALTO, Calif., February 20, 2009 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced that its board of directors has thoroughly reviewed and rejected the previously announced unsolicited proposal from Astellas Pharma Inc. to acquire CV Therapeutics at a price of $16.00 per share.

After careful consideration of the proposal with its independent financial and legal advisors, the CV Therapeutics board concluded that the Astellas proposal significantly undervalues the company and is not in the best interests of CV Therapeutics and its stockholders. The board had previously rejected the same proposal on November 21, 2008, when Astellas approached the company privately.

“CV Therapeutics has a strategic plan in place which we believe will enhance shareholder value. Moreover, we have always been, and remain, receptive to opportunities to further enhance shareholder value. Executing on our strategic plan enabled us to achieve outstanding results in 2008, with multiple regulatory approvals, record revenues and two exceptional strategic transactions. This strong record of product approvals, which exceeds that of many pharma companies over the last several years, has allowed the company to establish a solid cash position. The full promotional launch of the improved U.S. Ranexa labeling is just beginning, the introduction of Ranexa in Europe is imminent, and Lexiscan is showing real growth in the marketplace. Accordingly, we expect 2009 to be another outstanding year, highlighted by increasing revenues and pipeline advancement, for example with CVT-3619,” said Louis G. Lange, chairman and chief executive officer of CV Therapeutics.

—more—

Following is the text of the letter being sent by CV Therapeutics today to Masafumi Nogimori, president and chief executive officer of Astellas Pharma:

Dear Mr. Nogimori:

The CV Therapeutics board of directors is committed to enhancing value for our stockholders. The board, with the assistance of its financial and legal advisors, has carefully considered your proposal to acquire our company in the context of our strategic plans and the best interests of our stockholders. We concluded that your proposal significantly undervalues CV Therapeutics and its potential growth opportunities and we decline to accept it.

CV Therapeutics has a strategic plan in place which we believe will enhance shareholder value. Moreover, as we stated in our press release, we have always been, and remain, receptive to opportunities to further enhance shareholder value.

Sincerely,

Dr. Louis Lange

Chairman and Chief Executive Officer

As previously announced, CV Therapeutics received a letter dated November 13, 2008 from Astellas setting forth an unsolicited proposal by Astellas to acquire the company at a price of $16.00 per share, subject to due diligence, Astellas board approval and other conditions. On November 21, 2008, after careful deliberation, with the assistance of its financial and legal advisors, the CV Therapeutics board of directors concluded that the Astellas proposal was not in the best interests of CV Therapeutics and its stockholders. Dr. Louis Lange, chairman and chief executive officer of CV Therapeutics, sent a letter dated November 21, 2008 to that effect to Astellas on behalf of the board of directors of CV Therapeutics.

Barclays Capital and Goldman Sachs are serving as financial advisors, and Latham & Watkins LLP is serving as legal counsel, to CV Therapeutics.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Europe Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina, and Lexiscan® (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress. Ranexa® (ranolazine prolonged-release tablets) is approved for use in the European Union as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line anti anginal therapies. CV Therapeutics also has other clinical and preclinical drug development candidates and programs.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

###